SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders



Special meetings of shareholders of Credit Suisse Emerging Markets Fund, Inc. were held on May 2, 2003 and May 16, 2003. The results of the votes tabulated at the special meetings are reported below.

To elect eight Directors to the Board of Directors

Name of Director		For		Withheld

Richard H. Francis	2,591,192 shares	149,183 shares
Jack W. Fritz		2,592,091 shares	148,283 shares
Joseph D. Gallagher	2,593,556 shares	146,819 shares
Jeffery E. Garten	2,587,448 shares	152,927 shares
Peter F. Krogh		2,589,955 shares	150,419 shares
James S. Pasman, Jr.	2,589,191 shares	151,183 shares
William W. Priest	2,588,391 shares	151,983 shares
Steven N. Rappaport	2,593,930 shares	146,455 shares

To modify the fundamental investment restriction on borrowing money:

For 		2,011,025 shares
Against 	133,057 shares
Abstain 	74,838 shares

To modify the fundamental investment restriction on lending:

For 		2,017,517 shares
Against 	128,172 shares
Abstain 	73,231 shares

To modify the fundamental investment restriction on real estate investments:

For 		2,030,879 shares
Against 	128,914 shares
Abstain 	59,127 shares

To remove the fundamental investment restriction on short sales:

For 		2,014,459 shares
Against 	144,070 shares
Abstain 	60,391 shares

To remove the fundamental investment restriction on margin transactions:

For 		2,011,491 shares
Against 	146,679 shares
Abstain 	60,750 shares

To remove the fundamental investment restriction on investments in oil, gas and mineral programs:

For 		2,026,635 shares
Against 	131,498 shares
Abstain 	60,787 shares

To change the Fund's investment objective from fundamental to non-fundamental:

For 		1,621,642 shares
Against 	521,685 shares
Abstain 	75,593 shares

To amend the charter to allow involuntary redemptions:

For 		1,650,595 shares
Against 	504,013 shares
Abstain 	64,313 shares